Exhibit 99.1

Dana Prices $400 Million Senior Notes Offering

MAUMEE, Ohio, April 29, 2021– Dana Incorporated (NYSE: DAN) (“Dana”) today announced that it has priced its offering of $400 million aggregate principal amount of 4.250% Senior Notes due 2030.

The company intends to allocate the net proceeds from the offering to finance or refinance, in whole or in part, recently completed or future eligible green projects as described in Dana’s Green Financing Framework, which is available on Dana’s website at www.dana.com/greenbond

Citigroup Global Markets Inc.; Barclays Capital Inc.; BMO Capital Markets Corp.; BofA Securities; Credit Suisse Securities (USA) LLC; Goldman Sachs & Co. LLC; J.P. Morgan Securities LLC; Mizuho Securities USA LLC and RBC Capital Markets, LLC are acting as joint-bookrunning managers and Citizens Capital Markets, Inc., Fifth Third Securities, Inc. and KeyBanc Capital Markets Inc. are acting as co-managers in the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including with respect to the use of proceeds, are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions for all mobility markets across the globe. The company’s conventional and clean-energy solutions support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on its people, which has earned it global recognition as a top employer, including “World’s Best Employer” from Forbes magazine.

Media Contact: Jeff Cole +1-419-887-3535 jeff.cole@dana.com	Investor Contact: Craig Barber +1-419-887-5166 craig.barber@dana.com